Exhibit 15.3

通 商 律 師 事 務 所

Commerce & Finance Law Offices

中國北京市朝阳区建国门外大街甲12号新华保险大厦6层 邮编: 100022

電話: 8610-65693399 傳真: 8610-65693838, 65693836, 65693837, 65693839

电子邮件: beijing@tongshang.com 网址: www.tongshang.com.cn

April 13, 2018

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing

The People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors” in Autohome Inc.’s annual report on Form 20-F for the year ended December 31, 2017, which will be filed with the Securities and Exchange Commission in the month of April 2018, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Autohome Inc.’s registration statement on Form S-8 (File No. 333-196006) that was filed on May 16, 2014.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices